UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – APRIL 15, 2010

4C CONTROLS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52074	98-0446287
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

(866) 515-7069
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.	Other Events.

4C Controls Inc. (the “Company”) announced on April 15, 2010 that it expects all trading of its securities to shift from the OTC Bulletin Board to the Pink OTC Markets Inc. during the course of the next ten days.  Pink OTC Markets provides the leading inter-dealer electronic quotation and trading system in the over-the-counter (OTC) securities market.  Pink OTC Markets has reported that over 170 FINRA-member broker-dealers actively make markets in Pink Sheets quoted securities and that in 2008, these firms traded over $135 billion in all market segments of Pink Sheets securities.  The Pink OTC Markets Inc. creates innovative technology and data solutions to efficiently connect market participants, improve price discovery, increase issuer disclosure, and better inform investors.  Pink OTC Markets offers widespread access to all U.S. broker-dealers, enabling investors to seamlessly trade these securities through their institutional, online or full service brokers.  Pink OTC Markets is headquartered in New York City.  Pink OTC Markets is a non-exclusive Securities Information Processor (SIP) within the meaning of the Securities Exchange Act of 1934, as amended.  Pink OTC Markets is not a registered national stock exchange, alternative trading system or broker-dealer.  To learn more about the Pink OTC Markets please visit their website at www.pinkotc.com.

The Company also announced on April 15, 2010 that due to requirements for all international operations of the Company, as well as domestic operations, to be audited by an auditor approved by the Public Company Accounting Oversight Board (PCAOB), the Company has not yet been able to complete its 2009 annual audit.  The PCAOB is a private sector, nonprofit corporation, created by the Sarbanes-Oxley Act of 2002, to oversee the auditors of public companies.  The audited financial statements of the Company are required to be filed with the U.S. Securities and Exchange Commission together with all other information in the 2009 Annual Report on Form 10-K.  The Company intends to complete the 2009 audit and file the 2009 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission as soon as reasonably possible.  Pending the completion of the 2009 audit and the filing of the 2009 Annual Report on Form 10-K, the Company expects an “e” to be appended to its stock trading symbol indicating that it is late in the filing of its Annual Report.

#         #        #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

4C CONTROLS INC. By: /s/ Anastasios Angeloglou
Name: Anastasios Angeloglou Title: Chief Executive Officer

Date: April 15, 2010